Exhibit 99


 THE BEARD COMPANY                                           News Release
 Enterprise Plaza, Suite 320
5600 North May Avenue                                  Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333    OTCBB:  BRCO

                                THE BEARD COMPANY
                           ISSUES UPDATE ON STATUS OF
                                 VISA LITIGATION

FOR IMMEDIATE RELEASE:  Thursday, January 6, 2005

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today issued an update on the status of the lawsuit against Visa.

     In May of 2003 the Company's 71%-owned subsidiary, starpay.com, l.l.c. ("starpay"), joined with VIMachine, Inc. in filing a suit in the U.S. District Court for the Northern District of Texas, Dallas Division against Visa International Service Association and Visa USA, Inc., both d/b/a Visa (Case No. CIV:3-03-CV0976-L). starpay would receive 30% of the proceeds from any settlement or judgment after recoupment of out-of-pocket litigation expenses.

     VIMachine is the holder of a U.S. Patent (the "VIMachine Patent") that covers among other things, an improved method of authenticating the cardholder involved in an Internet payment transaction. The suit alleges, among other things, that Visa's payer authentication service, widely advertised as "Verified by Visa," infringes the VIMachine Patent and seeks damages for such infringement. Total Verified by Visa card volume for the first nine months of 2004 was more than $5.4 billion, with transaction volumes in the September 2004 quarter increasing almost 200% over the same quarter of 2003. Visa projects significant growth of the system going forward.

     In April and May 2004, starpay.com et al filed Plaintiffs' Patent Infringement Contentions and Plaintiffs' Supplemental Patent Infringement Contentions, respectively, detailing Visa's alleged infringement of the majority of the patent claims depicted in the VIMachine Patent. Subsequently, in May 2004, Defendants filed Preliminary Invalidity Contentions requesting the VIMachine Patent be found invalid.

     From May through October 2004, the Plaintiffs and Defendants submitted numerous filings related to interpretation of the terms and phrases set out in the VIMachine Patent claims. A Markman Hearing was held on October 29, 2004 allowing both parties to present oral arguments before the Court regarding the claim construction issues.

     On January 4, 2005, Magistrate Judge Sanderson filed a Report and Recommendation of the United States Magistrate Judge addressing his findings and recommendations with respect to the claim constructions to be applied to the VIMachine Patent. Judge Sanderson recommended that only four of the 28 claims asserted by the Plaintiffs be rendered invalid. Although Judge Sanderson's findings and recommendations are subject to appeal to District Judge Lindsay, starpay believes this to be a favorable development for the Plaintiffs. Plaintiffs anticipate they will pursue modification of the Magistrate's recommendations to further strengthen their position. It is likely that Defendants will attempt to do the same.

     Marc Messner, President of starpay, stated: "We are pleased with the Magistrate's findings which we consider to be a positive development. We believe we are well positioned to move the case toward trial."

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.

                                    # # # # #

FOR FURTHER INFORMATION CONTACT:  Herb Mee, Jr.

Fax Number (405) 842-9901                             Email:  hmee@beardco.com